MASTER SERVICES AGREEMENT

This Master Services Agreement ("this Agreement") is entered into this 20th day of January 2005 by and between

1) Apollo Health Street, Inc., a company incorporated under laws of Delaware and having its registered office at 15 East North Street Dover, Delaware 19901 (hereinafter referred to as "AHS"), which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors-in-business and assigns of the **ONE PART**;

2) WMG Corp., a company incorporated under the laws of Minnesota and having its registered office at 11 Oval Drive, Suite 200B, Islandia, NY 11749 (hereinafter referred to as "WMG"), which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors-in-business and assigns of the **OTHER PART**;

WHEREAS WMG and AHS have agreed that AHS will provide certain Information Technology services for WMG as defined in Task Orders to be entered into pursuant to this Agreement on the terms and conditions of this Agreement.

I. DEFINITIONS

1.1 Except for the terms defined somewhere else in this Agreement which will prevail, the following terms when used in this Agreement (including the Recitals) shall have the following meaning unless the context otherwise requires:

"Business Day"	Means Monday to Friday both inclusive but excluding all bank and other public holidays at the place of work;
"Change Management Procedure"	Means the procedures for change control/ management as set out in Appendix 1;
"Delivery"	Means the date on which any specific Information Technology Service is provided to WMG by AHS as detailed in the Task Order;
"AHS Project Team"	Means any and all those persons involved in direct servicing of the deliverables mentioned in the relevant Task Order;
"Intellectual Property Rights"	Means all rights including future rights in inventions, patents, designs, copyrights, trade marks, service marks, databases and typography rights (whether or not any of those is registered and including applications for registrations of the foregoing) together with all trade secrets, know-how and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which may subsist anywhere in the world;
"Originating Software"	Means the items of software, hardware and other resources provided by WMG as part of any Project under a Task Order;
"Project"	Means all items of work pertaining to the project as described in any Task Order;
"Pre-existing Software"	Means all Intellectual Property Rights which are owned, invented, developed or obtained by either party independent of any Services under this Agreement;

"Software"	Means the software developed by AHS for WMG as detailed in the relevant Task Order;
"Task Order(s)"	Means the task order(s) signed by the parties hereto from time to time pursuant to this Agreement;
"Warranty Period"	Means a period as agreed to in the relevant task order.
"Work Results"	Means any inventions, methods, techniques, improvements, software designs, computer programs, strategies, data and other original works of authorship found or created while providing Services under any Task Order.

1.2 In this Agreement, unless the context otherwise requires:

1.2.1 references to parties, schedules, clauses, paragraphs or appendices are references to parties, schedules, clauses, paragraphs or appendices of this Agreement;

1.2.2 words denoting the singular number only shall include the plural number also and vice versa;

1.2.3 references to the masculine include the feminine and the neuter;

1.2.4 words denoting persons only shall include corporations, partnerships and unincorporated associations;

1.2.5 references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective successors or permitted assigns;

1.2.6 references to "AHS" shall mean AHS, Inc.;

1.2.7 references to "WMG " shall mean WMG Corp.

1.2.8 headings have been included for convenience only and shall not be used in construing any provision herein;

1.2.9 references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended from time to time.

1.2.10 in the case of interpretation related to any specific clause in a Task Order, the clause (only for that particular Task) as defined in the Task Order shall take precedence over and above the reference to a similar clause that might have been made in this Agreement.

II. SCOPE OF SERVICES/ WORK

2.1 Subject to the provisions of this Agreement, AHS shall perform and/or provide to WMG such work or services (the "**Services**") as may be described in the Task Orders, which WMG and AHS may execute from time to time. The Services may be performed by AHS by engaging its employees, secondees, contractors, affiliates (collectively the "**AHS Employees**").

2.2 The Task Orders signed by the parties hereto shall form part of this Agreement and shall be governed by the terms of this Agreement. Each of the Task Orders will be identified sequentially as Appendix 2, 3, 4 and so on and would be signed off as an Appendix to this agreement as and when AHS and WMG agree to the Services to be provided as per that specific Task Order.

III. TERM

3.1 This Agreement shall come into effect on the 20th day of January 2005 ("**Effective Date**") and shall remain in force, for a period of 5 (Five years) from the Effective Date, subject to earlier termination in accordance with this Agreement.

IV. PROJECT ADMINISTRATION

4.1 **Project Managers**. Each party shall designate one of its employees or authorized representatives to be the project manager (the "**Project Manager**") for each of the Task Orders. Project Manager from AHS will be either dedicated or part-time, depending on the specifics of each Task and as defined in the relevant Task Order. Each party shall authorize its Project Manager to act on behalf of that party on all matters in relation to the relevant Task Order.

4.2 **Co-ordination.** The Project Managers for each Task Order shall coordinate with each other as often as required to review the status of the Task Order.

V. COMPENSATION AND EXPENSES

5.1 **For Fixed Price Projects.** For a fixed price project under the terms of this Agreement, WMG shall pay to AHS the amounts specified in the Task Order as full payment for the Services. Such amount shall be paid solely in accordance with the billing schedule and payment terms set forth in the respective Task Order.

5.2 **Communication /Hardware & Software Expenses.** Any special hardware/ communication or software required to be procured by AHS for fulfilling the tasks as per any specific Task Order, will be reimbursed by WMG as per actual. For the purpose of these expenses, AHS will inform WMG of the same, before the actual payments are made.

5.3 **Out-of-Pocket Expenses.** WMG shall reimburse AHS for reasonable travel-related, training and other out-of-pocket expenses in connection with any Task Order and to the extent provided therein, as agreed between the parties.

5.4 **Billing.** Billing would be as specified in each Task Order.

5.5 . All invoices submitted by AHS shall be paid by WMG within 5 (Five) working days of receipt, provided that the amounts invoiced are then due and payable. Late payments shall accrue interest from the date due at the lesser of the highest rate permitted by law and one and one-half percent per month.

5.6 **Taxes.** WMG shall pay all sales or user taxes, including withholding taxes, if any, imposed by any taxing authority and required to be paid by AHS or WMG (except taxes on AHS' income) as a result of the services provided to WMG under this Agreement.

5.7 **No AHS Employee Claims.** The payment due by WMG to AHS is solely owed to AHS. The AHS Employees have no direct claims against WMG arising out of their project work, whether for expenses or for any other reason.

VI. TERMINATION

6.1 **Non-payment.** If WMG defaults in the payment of any amount due under any Task Order and does not cure the default within 10 (ten) days after receiving written notice of such default, AHS may terminate the particular Task Order and/ or this Agreement (and thereby all Task Orders) immediately by written notice to WMG.

6.2 **Breach.** If either party materially breaches any term of this Agreement or a Task Order which results in a subsequent breach of a Task Order (other than by non-payment) and does not cure the breach within ten days after receipt of notice specifying the breach, the other party may terminate the Task Order and/ or this Agreement upon thirty days' further written notice.

6.3 Termination for Convenience. Either party may terminate this Agreement on 90 days written notice to the other party, if there are no outstanding Task Orders.

6.4 Termination of Agreement. All Task Orders shall terminate immediately upon termination of this Agreement.

6.5 Consequence of Termination. In the event of termination of this Agreement, for whatsoever reason, AHS agrees to return to WMG all written or descriptive matter, including but not limited to drawings, blueprints, descriptions, drafts, Work Results or other papers or documents which may contain any confidential information on "AS IS and WHERE IS" basis, and WMG agrees to pay AHS for the work done up to the date of termination. In the case of any source code transfer to be undertaken on termination, the same would be done by AHS as per the commercial conditions defined in that particular Task Order.

VII. CONFIDENTIALITY

7.1 All written, digital and oral information communicated by one party to another shall be held in strict confidence by both parties and be used only for purposes of this Agreement. No such information, including the provisions of this Agreement, shall be disclosed by the recipient without the prior written consent of the other party, except as required by law. If either party is required to disclose any confidential information of the other party, the party so required shall notify the other party immediately and shall co-operate in seeking a reasonable protective order.

7.2 This Article VII shall not apply to information which is (i) in the public domain, (ii) already known to the recipient and the recipient can show that it was in possession of such information prior to receipt of such information from the disclosing party, (iii) developed independently by the receiving party without the benefit of any confidential information of the disclosing party, or (iv) received from a third party without similar restriction and without breach of this Agreement or a similar agreement.

VIII. INTELLECTUAL PROPERTY RIGHTS

8.1 Both parties agree and acknowledge that performance of this Agreement, including the Task Orders, may result in the discovery, creation or development of Work Results as well as usage of any Pre-existing Software of either party. AHS agrees (a) to deliver to WMG the Work Results promptly upon the creation of the same and (b) return Pre-existing Software of WMG immediately upon completion of the work under any Task Order. Unless otherwise agreed upon in a Task Order, WMG shall not get any rights in the Pre-existing Software of AHS. Both parties will agree upon at the time of signature of a Task Order the rights, which WMG has to get in any Software development undertaken by AHS.

8.2 AHS hereby undertakes to fully indemnify and keep fully indemnified WMG against any liability for loss, claims, demands, expenses and reasonable legal fees directly incurred in this connection arising out of any claim that the Work Results or any part thereof constitute an infringement or

alleged infringement of the Intellectual Property Rights of a third party. At AHS' request, WMG shall grant sole conduct of any proceedings or negotiations relating to any action to which this indemnity applies to AHS provided that no action is taken without first obtaining prior consent of WMG, such consent not to be unreasonably withheld, and WMG shall provide, at AHS' sole cost, such assistance as AHS reasonably requests.

8.3 WMG hereby undertakes to fully indemnify and keep fully indemnified AHS against any liability for loss, claims, demands, expenses and reasonable legal fees directly incurred in this connection arising out of any claim that the information, support, material etc. provided by WMG to be used, interpreted or referred to as part of the Services to be provided by AHS and as outlined in the Task Order, or any part thereof if it constitutes an infringement or alleged infringement of the Intellectual Property Rights of any third party. WMG also hereby undertakes to indemnify and keep indemnified AHS against any liability for any actions brought by any third party arising out of a claim that the Originating Software (not including hardware produced by a third party) or any part thereof constitutes an infringement or alleged infringement of the Intellectual Property Rights of a third party. At WMG's request, AHS shall grant sole conduct of any proceedings or negotiations relating to any action to which this indemnity applies to WMG, and AHS shall provide, at WMG's sole cost, such assistance as WMG reasonably requests.

IX. WARRANTIES, LIABILITIES AND INDEMNITIES

9.1 **Services.** AHS warrants that the Services shall be performed by qualified personnel, competent enough in skills and experience to do the job, in a manner consistent with good practice followed by a company of equal standing in the industry. AHS further warrants that it will promptly remedy any defects in the Software, if any, developed by AHS, of which WMG notifies AHS within 30 days of delivery of the Software, at no extra cost to WMG.

9.2 **Exclusive Remedies.** The remedies set forth in the clause 9.1 are WMG's exclusive remedies for breach of warranty. AHS disclaims all other warranties, express or implied, including any warranties of merchantability or fitness for a particular purpose unless expressly defined otherwise in the Task Order.

9.3 **Third-Party Goods.** All third-party software, hardware and equipment provided by AHS under any Task Order are provided "As Is".

9.4 **Limitation of Liability.** AHS shall not be liable for any indirect, incidental, consequential or reliance damages (including lost profits), whether in contract or tort (including negligence and strict liability) and whether or not such damages are foreseen. The aggregate liability of AHS, arising during any month in a calendar year under any Task Order shall not exceed the amount invoiced by AHS and paid for by WMG during that calendar year against the particular Task Order.

9.5 **Indemnification.** AHS and WMG shall each indemnify, defend and hold the other harmless from all claims, damages, demands, liabilities, costs and expenses, arising by reason of any claim for personal injury of any agent, employee, customer, or business visitor of the indemnified or damage to tangible property in the possession or under the control of the indemnified, that arises out of any action or inaction by the indemnifier or its employees or agents; provided, however, that indemnified gives indemnifier: (a) written notice of any such claims within five Business Days of knowledge of injury (b) reasonable assistance in defending the claim; and (c) sole authority to defend or settle such claim provided if WMG should be the indemnifier, no action is taken without obtaining prior consent of WMG , such consent not to be unreasonably withheld.

9.6 **Survival.** Any claim arising from or related to this Agreement must be brought within one year after the cause of action arises.

X. MISCELLANEOUS

10.1 **Entire Agreement.** The Agreement and the Task Orders issued hereunder constitute the final, entire, and exclusive agreement between the parties with respect to their subject matter.

10.2 **Waiver.** No change, waiver, or discharge hereof shall be valid unless in writing and signed by the party against which it is sought to be enforced. No delay or omission by either party in exercising any right hereunder shall be construed as a waiver. A waiver by either of the parties of any provision or breach shall not be a waiver of any other provision or breach.

10.3 **Non-Solicitation of Employees.** During the term of this Agreement and for one year thereafter, either Party and their affiliates shall not hire or seek to hire any person employed then or within the preceding year by the other party and involved directly or indirectly in the performance of any Task Order, except with prior written consent of the other party

10.4 **Relationship of Parties.** AHS is acting only as an independent contractor. Neither party shall act or represent itself, directly or by implication, as an agent of the other, except as expressly authorized in a Task Order.

10.5 **Force Majeure.** Neither party shall be liable for any failure or delay in its performance due to circumstances beyond its reasonable control, provided that it notifies the other party as soon as practicable and uses its best efforts to resume performance.

10.6 **Severability**. If any provision of this agreement is held to be unenforceable, the remaining provisions shall be unaffected. Each provision of this agreement, which provides for a limitation of liability, disclaimer of warranties, indemnification, or exclusion of remedies is severable from and independent of any other provision.

10.7 **Survival**. Such provisions of this Agreement, which generally can survive after termination or expiration of any similar Agreement, shall also survive any termination or expiration of this Agreement.

10.8 **Governing Law.** This Agreement shall be governed by the exclusive laws of New York without giving effect to any rules of conflicts of law.

10.9 **Arbitration.** Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, shall be finally resolved under the rules of American Arbitration Association by one or more Arbitrators appointed in accordance with the said rules. Venue of Arbitration shall be New York. Notwithstanding the foregoing, the parties shall have the right to bring judicial proceedings to obtain injunctive relief at any time during the pendency of arbitration proceedings. Judgment upon the award rendered may be entered in any Court of competent jurisdiction and shall be binding on both the parties.

10.10 **Amendments.** All changes and amendments to this Agreement or to any attachment thereto are valid only if made in writing and signed by both parties.

10.11 **Media Releases.** Neither party shall identify the other party in any media releases, public disclosures or marketing material without the prior consent of the other party, except for (i) any announcement intended solely for a party's internal distribution, (ii) any listing of the other party as a reference in confidential proposals, and (iii) any disclosure required by law.

10.12 Assignment. Neither party may or can assign any of its rights and obligations under this Agreement or any Task Order without the prior written consent of the other party. AHS may subcontract its responsibilities under this Agreement to Apollo Health Street Limited, parent company of AHS.

10.13 Change Management Procedure. Any change in the scope of work or approach/ methodology other than as provided in a Task Order or new work shall be handled through a Change Management Procedure as provided in Appendix 1.

10.14 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by tele-fax or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Clause 10.14):

To AHS:
Mr. Arnab Sen
990 Stewart Avenue,
Suite # 60 Garden City,
N.Y. 11530 USA

To WMG:
Mr. Jameson Rose
11 Oval Drive
Suite 200B
Islandia, NY 11749

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or if sent by tele-fax or, mailed, when actually received.

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

For AHS		**For WMG Corp.,**	
By:	______________________	By:	______________________
Name:	______________________	Name:	______________________
Title:	______________________	Title:	______________________
Date:	______________________	Date:	______________________

APPENDIX 1

CHANGE MANAGEMENT PROCEDURE

Request Number **Date**

CLIENT DETAILS
Name of the Client
Project Name
Software **Version Number**
CHANGE REQUEST DETAILS
Module Name
Initiated By
Approver
Existing Functionality
Proposed Change
Reason for change

Process of Change Request

Initiated by Client in the format

↓

Approved by designated client co-ordina

↓

Approved by AHSL Project Manager

INITIATOR APPROVER AHSI PROJECT MANAGER

APPENDIX 2

TASK ORDER - EMR Phase 1 (Laser Card to RDBMS)

Apollo Health Street Inc. hereinafter referred as ("AHS") and WMG Corp., hereinafter referred as, ("WMG") hereby enter into this Task Order on the 20th day of January 2005 under the Master Services Agreement entered between the parties dated as of the 20th day of January 2005 ("MSA"), on the following terms.

Effective Date: January 24h, 2005

Project: Offshore development of EMR solution for Physicians

Scope of Work – Phase 1

Details of work that would be undertaken in this phase would be:

1. Identify data being stored in the current Laser card application. The current Tabs and information available in the Laser Card application are:

   a) **Patient personal information**
      - Patient id, Patient Name, Date Of Birth, Age, Gender, Eyes Color, Hair, Height, Weight

   b) **Emergency**
      - Medical alert, Race, Blood Type,
      - Contact Information like Name and Phone No, Religion, Organ Donor, Living Will, Prosthetics
      - Primary Care Giver under Name, Address, Phone No's Office and Home , Fax No and Alternate information

   c) **Immunization**
      - Influenza, Rubella, Meningitis, Tet/Dip, Rubeola, Small Pox, Anthrax, Yellow Fever, Cholera, Plague, Oral Polio, Typhoid, Tuberculosis, Rabies, Hepatitis, JEV.

   d) **Labs**
      - Account, ATTN, Phone, Address, Account No, State, Fasting, Examiner, Agency, Lab ID, Tubes recvd, Collected, Received, Reported.
      - Serology Test Results:
      - Glucose, Fructosamine, BUN, Croatinine Serum, Uric acid, Protein, Total
      - Albumin, Serum, Globulin, Total, Alkaline Phosphates, Bilirubin, Total
      - SGOT [AST], SGPT [ALT], GGT, Cholesterol, Total Triglycerides, HDL Cholesterol, LDL Cholesterol, Total CHOL/HDL CHOL, LDL/HDL Ratio
      - HIV

e) **Radiology**

- Radiology Images, Short Description, Q Factor (1-255), Long Description

f) **Billing**

- Bill Payer Details like Payer Name, Address, SSNo, Phone Nos- Home, Work and Alternate
- Insurance Details like Plan Provider Name, Address, Phone No, Policy No
- Effective Date, Expiry Date
- Bill Amount Details like Ambulance, Emergency room, Prescriptions, Office visit

g) **Prescription**

- Hospital/Clinic, Phone, Verification number, Prescription, Instructions, Product selection permitted, Dispense as written, Refills, DEA, Physician, Date prescribed

All the fields within the above-mentioned Tabs of the present Laser-card application will be taken in the new application and a user interface would be created so that the doctors can key-in the information. All data entries will be manual.

2. Store data in a local database at the Physician's desktop
3. Create a new User interface to Add, edit, delete and view data on the Physician's desktop.
4. Store all data being captured locally onto a central server through WMG's VPN services. There are two options to achieve this:
    - Store all data on local physician's desktop and periodically upload it to the central server (Thereby allowing the Physician to work if the link is down). This might be the preferred option
    - Always store and retrieve data from the central server through the VPN
5. During the course of the project, AHS will also interact with the Management of WMG to freeze on the specific feature functionality requirements of the EMR to be built in Phase 2 of the project. The AHS team will generate a System Study document based on these interactions with the WMG team.

It is visualized that the overall 'scope of work' in Phase 1 can be broadly classified as per the following Activities:

Activity 1: ***Evaluation and selection of software development environment***

Preceding Activity Number:	Output
Nil	Hardware & Software Requirement Specification

Activity 2: ***Preparation of System Design document***

Here a Detailed System Design document will be prepared giving GUI standards, screen layouts, database design & mapping and process logic. This would be the most critical activity for the Phase 1 outputs.

Preceding Activity Number:	Output
Activity 1	GUI and Database Design

Activity 3: ***Coding and Unit level testing***

Preceding Activity Number:	Output
Activity 2	Unit Modules

Activity 4: ***Integration testing and functional testing***

Preceding Activity Number:	Output
Activity 3	Test Results

Activity 5: ***User Acceptance***

Preceding Activity Number:	Output
Activity 4	Final Sign off

During the course of the project, senior resources from AHS will also interact with the Senior Management of WMG to freeze on the specific feature functionality requirements of the EMR to be built in Phase 2 of the project. The AHS team will generate a System Study document based on these interactions with the WMG team.

Time Schedules

Specific milestones have been defined in project schedules and appropriate user interactions will occur to get approval of each milestone. Activity wise expected timeline for implementation of Phase 1 is as per details below:

Activity	Resource Location	Week-1	Week-2	Week-3	Week-4	Week-5
Phase 1						
Evaluation & selection of application design elements	Hyderabad, India	■	■			
Database Design	Hyderabad, India		■	■		
System Design Document	Hyderabad, India			■	■	
Application development and testing	Hyderabad, India				■	■

		Week-6	Week-7	Week-8	Week-9	Week-10
Application development and testing	Hyderabad, India	■	■			
Integration and functional testing	Hyderabad, India	■	■	■		
Documentation	Hyderabad, India			■	■	
user acceptance	Hyderabad, India					■
Study of planned requirement with top mgmt. of WMG for Phase 2	Hyderabad, India	■	■	■	■	

With ongoing inputs from senior mgmt. Of WMG

Pre-existing Software

Existing Laser-card application of WMG

Beginning and Termination

The project (Phase 1) will start on the Effective Date and is expected to be completed within two and half calendar months). However, this duration (a) is based on the information provided by WMG so far and AHS' current understanding of the scope of work and may vary with any changes to the scope or final deliverables and (b) will get automatically extended due to any Idle Time by the period of such Idle Time.

WMG Responsibilities

- Assign a Project Manager for all discussions, sign-offs and change requests (who will be a single point of contact)
- Provide VPN connectivity to the development team of AHS, so as to simulate connectivity to a physician (who will be the user of EMR). This will be required within one week of start date of the project
- Provide inputs on an ongoing basis for System Study Document. This will also include requirements as identified by WMG management and their physicians
- Provide confirmation to AHS on the preferred option of data retrieval, by Physicians, on their desktops. The two options are listed in the 'Scope of work'
- Provide confirmation that the infrastructure is ready as per Technology Platform sub-heading, above
- Provide Use acceptance within one week of delivery. Should WMG, fail to communicate User Acceptance within one week that shall constitute a deemed acceptance

AHS Responsibilities

Delivery of Phase 1 EMR application.
AHS will assign 4 (Four) Full time dedicated resources & 1 (One) part time Project Manager for Phase 1 of the EMR project (As defined in this Task Order).

All Resources in Phase 1 will be based Offshore at Hyderabad, India.

Compensation

WMG shall pay AHS a fixed price of US$ 40,000 for this work (exclusive of taxes, if any). The Payment shall be made as under

S.No.	Payment Milestone	Payment (% of total)	Payment (US $)
1	Advance (along with contract sign off)	*40%*	*$ 16,000*
2	On submission of database design	*20%*	*$ 8,000*
3	On submission of GUI design	*20%*	*$ 8,000*
4	Final – Phase 1 Sign off	*20%*	*$ 8,000*
	Total	***100%***	***$ 40,000***

Please note that AHS will bill WMG Corp., as per the payment plan above. In addition to the Figures mentioned above, the advance of $16,000 will be considered as billing in equal proportion towards points 2 and 3 above.

Invoices submitted by AHS shall be paid by WMG within 5 (Five) working days of receipt.

12. **Other Clarifications:**

- The billing rates are based on the assumption that the resources will be based in and working from AHS's offshore facility in Hyderabad, India.
- All travel and boarding/ lodging expenses for business related journeys (as approved by WMG), if any, would be met by WMG Corp., as per actual.
- The source code for any development carried out will belong to WMG. However, it is visualized that AHS will continue to work with WMG Corp. and support the application on an ongoing basis, based on terms and conditions as mutually decided as part of Phase 2 of the project. If at any point of time WMG decides to take-over the future development and support, there will be a source-code transfer fee that will be at 10% of the total amount billed to WMG as of that date.
- AHS will submit invoices (by email) on completion of the payment milestones as defined above. All invoices submitted by AHS will be paid by WMG within 5 (Five) working days of receipt of the same. All payments from WMG Corp. to AHS will have to be made via wire transfer to AHS account - details of which would be made available subsequently.
- If WMG and/ or AHS be required to pay any taxes or other incidental charges associated with the provision of the Services outlined in this Proposal, then such taxes (including VAT) or other charges shall be billed to and paid in full by WMG and AHS would not be liable for the same.

For AHS		For WMG Corp.	
By :	______________________	By :	______________________
Name:	______________________	Name:	______________________
Title:	______________________	Title:	______________________
Date:	______________________	Date:	______________________